Exhibit 5.1

February 8, 2022

The Board of Directors

Soluna Holdings, Inc.

325 Washington Avenue Extension

Albany, NY 12205

Re:	Registration Statement on Form S-3

Ladies & Gentlemen:

We have acted as special Nevada counsel to Soluna Holdings, Inc., a Nevada corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to register for resale by the selling stockholder named therein 150,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issued pursuant to that certain Termination Agreement, dated as of August 11, 2021 by and among Mechanical Technologies, Incorporated (now known as Soluna Holdings, Inc.), EcoChain, Inc., and Harmattan Energy Ltd.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes (the “NRS”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have made such examination as we have deemed necessary for the purpose of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and are legally issued, fully paid and non-assessable.

February 8, 2022

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion is delivered solely in connection with the matters described herein and may not be relied upon by you for any other purpose nor by any other person for any purpose.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

PARSONS BEHLE & LATIMER /s/ Parsons Behle & Latimer